Exhibit 23.1

GEORGE STEWART, CPA

316 17TH AVENUE SOUTH

SEATTLE, WASHINGTON 98144

(206) 328-8554 FAX(206) 328-0383

To Whom It May Concern:

The firm of George Stewart, Certified Public Accountant consents to the inclusion of our report dated July 30, 2015 on the Financial Statements of AppSoft Technologies, Inc. as of and for the period March 24, 2015(date of inception) through May 31, 2015, in any filings that are necessary now or in the near future with the U. S. Securities and Exchange Commission.

We also consent to the reference to us under the heading “Experts” in this registration statement.

Very Truly Yours,

/S/ George Stewart

George Stewart, CPA

January 6, 2016